PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(5)

(To the prospectus dated October 26, 2010)	Registration No. 333-169062

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	13,333,334	$0.15		$2,000,000.10	$232.20
Warrants to purchase shares of Common Stock, par value $0.001 per share(2)
Common Stock, par value $.001 per share, issuable upon exercise of Warrants	11,895,098	$0.20	(3)	$2,379,019.60	$276.20
Total	25,228,432			$4,379,019.70	$508.40

(1)
The Company is offering for sale units of its securities (the “Units”).  Each Unit is comprised of (i) one share of the Company’s common stock, (ii) a warrant to purchase approximately 0.45 shares of the Company’s common stock, and (iii) a warrant to purchase approximately 0.24 shares of the Company’s common stock.  The offering price of each Unit is $0.15.  The Company is also amending certain warrants to purchase an aggregate of 2,745,098 shares of common stock, which were previously issued on January 29, 2010, to change the exercise price to $0.20 and to change the term to 54 months.

(2)
Pursuant to Rule 457(i) under the Securities Act, the registration fee for the warrants included in this offering is to be calculated on the basis of the offering price of the shares of Common Stock into which the Warrants may be converted (the Exercise Shares).  No separate filing fee is required for the warrants. The registration fee corresponding to the Warrants is therefore shown in the columns of the fee table across from the title “Exercise Shares.”

(3)	$0.20 represents the exercise price for the warrants described in footnote (1) above.

13,333,334 Shares
Warrants to Purchase 11,895,098 Shares

We are offering for sale up to (i) 13,333,334 shares of our common stock, (ii) warrants to purchase 6,000,000 shares of our common stock, exercisable for a period of five years (“5-Year Warrants”) and (iii) warrants to purchase 3,150,000 shares of our common stock, with a term of sixty-six months, which shall not become exercisable until 181 days after issuance (“66-Month Warrants”, and together with the 5-Year Warrants, the “Investor Warrants”).

The common stock and the Investor Warrants are being offered in units, each consisting of (i) one share of common stock, (ii) a 5-Year Warrant to purchase approximately 0.45 of a share of common stock for an exercise price of $0.20 and (iii)  a 66-Month Warrant to purchase approximately 0.24 of a share of common stock for an exercise price of $0.20. The units will be offered to investors at a price of $0.15 per unit. Units will not be issued or certificated, and the shares of common stock and the Investor Warrants are immediately separable and will be issued separately. The shares of common stock issuable from time to time upon exercise of the Investor Warrants are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

We are also amending and reissuing warrants to purchase 2,745,098 shares of our common stock (“Reissued Warrants”), which were previously issued on January 29, 2010, to change the exercise price to $0.20 per share and to change the term of the warrants to 54 months.  The Reissued Warrants shall not become exercisable until 181 days after the date of reissuance.   The shares of common stock issuable from time to time upon exercise of the Reissued Warrants are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NYSE Amex under the symbol “SUF.” On January 31, 2011, the last reported sale price of our common stock was $0.19 per share. There is no established public trading market for the Investor Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Investor Warrants on any national securities exchange.

As of January 31, 2011, the aggregate market value of common stock held by non-affiliates was approximately $27.4 million based on 101,708,741 shares of outstanding common stock, of which 101,520,544 shares were held by non-affiliates, and a per share price of $0.27 based on the closing sale price of our common stock on January 11, 2011.  During the period of 12 calendar months immediately prior to and including, the date of this prospectus, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3. The securities being offered have an aggregate market value, based upon the offering price, of $2,000,000.10.

Purchase of our securities involves a high degree of risk.  Please see the sections entitled “Risk Factors” beginning on, respectively, page S-7 of this prospectus supplement and page 6 of the accompanying prospectus.

Chardan Capital Markets, LLC will act as placement agent for the offering. The placement agent will not purchase or sell any of the securities offered pursuant to this prospectus supplement and the accompanying prospectus, nor is it required to sell any specific number or dollar amount of the securities. The placement agent is required to use its best efforts to sell the common stock and Investor Warrants being offered hereby. We will hold in escrow payments received by us prior to the date of delivery of the securities will be placed in an escrow account maintained on our behalf. Delivery of the securities offered pursuant to this prospectus supplement is expected to be made on February 4, 2011.

	Per Unit	Total
Offering price	$0.15	$2,000,000.10
Placement agent fees	$0.01	$120,000.00
Proceeds, before expenses, to us	$0.14	$1,880,000.10

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 3, 2011

TABLE OF CONTENTS

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectuses prepared by us or on our behalf. We have not authorized anyone to provide you with information that is different, and if anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus or that any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (No. 333-169062) that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration process, we may offer and sell any combination of securities described in the accompanying base prospectus in one or more offerings, up to a total dollar amount of $122,180,000. The accompanying base prospectus, dated October 26, 2010, provides you with a general description of the securities we may offer. Each time we use the accompanying base prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in the base prospectus. Generally, when we refer to this “prospectus,” we are referring to both documents combined.

This prospectus supplement provides the specific details of this offering. Some of the information in the base prospectus may not apply to this offering. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock and warrants being offered and other information you should know before investing.

In this prospectus supplement, unless the context otherwise requires, “SulphCo” “we,” “us,” “our”, the “Company,” or the “company” refer to SulphCo, Inc., a Nevada corporation.  “Chardan” or the “placement agent” refer to Chardan Capital Markets, LLC, the placement agent for this offering.  Unless otherwise noted, references to “our securities” refer to securities issued by us generally, references to “common stock” refer to shares of our common stock, par value $0.001 per share, and references to “the securities” are to the shares of common stock, Investor Warrants and Reissued Warrants being offered by us pursuant to this prospectus supplement and the accompanying prospectus.

You should also read and consider the information in the documents that we have referred you to in “Where You Can Find More Information” on page S-16 of this prospectus supplement and the information described under “Incorporation of Certain Documents by Reference” on page S-17 of the accompanying prospectus before investing in our common stock. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

If information in this prospectus supplement is inconsistent with the base prospectus, you should rely on this prospectus supplement. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering the securities only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the securities.

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus contain trademarks, trade names and service marks of ours, including our company logo.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about the Company, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information under the heading “Risk Factors” in this prospectus supplement beginning on page S-7, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

About SulphCo, Inc.

Our Business

SulphCo is an energy technology company focused on the development and commercialization of an oxidative desulfurization (“ODS”) process for liquid petroleum streams including crude oil products, crude oils, natural gasoline and condensate streams.  SulphCo’s oxidative desulfurization process consists of (1) the ultrasound assisted conversion of the sulfur compounds to their oxidized analogs employing its patented and proprietary Sonocracking™ technology, and (2) the subsequent removal of these oxidized compounds via adsorption, extraction, water wash or other similar separation techniques (the “SulphCo Process”).

Ever increasing environmental regulations are mandating the reduction of sulfur content in many fuels, including gasoline and diesel fuel.  For example, the sulfur specification for finished diesel fuel in certain jurisdictions is less than 10 parts per million (“ppm”), while typical starting concentrations are in the thousands of ppm. The currently practiced method for desulfurization is hydrodesulfurization (“HDS”).  HDS requires a large capital investment and suffers from high hydrogen and energy consumption as severe operating conditions have to be employed to treat the most refractory sulfur compounds. In contrast, the SulphCo Process allows for  comparably mild reaction conditions such as ambient temperatures and mild pressures, resulting in a potentially more cost effective and energy efficient alternative to HDS for certain applications within the refining, transportation, and blending market segments.

We maintain our principal executive offices and facilities at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043.  Our telephone number is (713) 896-9100.  Our corporate website is www.sulphco.com.  The information contained on our website is not part of this prospectus.

Research and Development Activities Update

The following is an update of the Company’s more significant research and development activities conducted in the first nine-months of 2010.

Development of Catalyst Systems and Sulfur Removal Processes

Activities in the first nine-months of 2010 continued to center around optimizing additive packages for the sulfur conversion step as well as establishing key parameters for the adsorption or extraction process typically needed for sulfur removal. Targeted efforts to improve cost/benefit ratios have led to the identification of a preferred new, cost effective catalyst system that distinguishes itself through high reactivity towards a wide range of sulfur compounds, robustness towards process conditions and wide range of applicability.  In diesel finishing and transmix applications, less than 10 ppm sulfur content has routinely been achieved employing this catalyst system.  In addition, this catalyst system is also effective in natural gasoline and condensate streams.

A major focus of the first nine-months of 2010 has been laboratory and pilot scale work directed toward the desulfurization of natural gasoline, an important blend stock for on-road gasoline.  The above mentioned catalyst system has proven to be highly effective in the oxidation of the sulfur compounds contained in the samples of natural gasoline evaluated during the first nine-months of 2010.  At least as important, the resulting oxidized sulfur species are water soluble due to their small molecular size and can be removed by employing a simple water wash. The primary objective of the initial lab work was directed towards establishing suitable ranges of the additives to establish a first indication of the commercial viability of the process.  Follow-up lab and pilot scale work were performed to understand the operating window and the robustness of the process.  These laboratory and pilot scale results ultimately led to a successful commercial validation trial with a mid-stream energy company (the “Mid-Stream Energy Company”).  Key results of the commercial validation trial are discussed in more detail below.

Our research relating to sulfur removal for diesel and transmix streams focused on adsorption and a new effort in extraction.  The bulk of the work in the first nine months of 2010 relative to diesel finishing was conducted in the context of a collaboration with a Brazilian oil company.  Adsorption is a potential means of sulfur removal for product streams with low sulfur content (100 ppm or less), while extraction is preferred for product streams with wide range of sulfur content. At least two potential adsorbent alternatives have been identified and characterized. Also, a suitable extraction solvent has been identified. Ongoing work will be oriented towards process implementation for the adsorption and extraction based processes.  SulphCo is investigating a cooperation agreement or agreements with other companies to design engineering and process packages for the adsorption and extraction elements of the system.

Ultrasound Probe, Reactor and Control Systems

During the first nine-months of 2010, the collaborative research between SulphCo and Märkisches Werk Halver, GmbH (“MWH”) continued to center around simplifying and enhancing the user friendliness of the ultrasound probe system.  Highlights included the development of a prototype forged probe to allow simplified mass production, a prototype tool that simplifies ultrasound probe swap-out and the development of an explosion proof transducer cooling jacket.  Also, high intensity endurance testing of the current ultrasound probe/transducer assembly continued with positive results.  Testing will continue throughout the remainder of 2010.

Business Development Activities Update

The following is an update on the more significant business development activities in the regions that have been the focal point of the Company’s efforts during the first nine months of 2010.

With respect to the Company’s ongoing commercial efforts, we continue to see interest in the Sonocracking™ process as potential customers see the potential value that can be driven by the technology.  We are pursuing what we believe are opportunities presenting the highest likelihood of near-term success for the technology (i.e., crude oil product streams such as diesel fuel, natural gasoline, and naphtha as well as low to moderate sulfur-containing crude oils and condensates) and are working with several potential customers to achieve this goal.

North America

On June 23, 2010, SulphCo announced that it had executed a validation agreement (the “Validation Agreement”) with a wholly owned subsidiary of a Mid-Stream Energy Company.  Pursuant to the terms of the Validation Agreement, SulphCo agreed to install a mobile Sonocracking™ unit at the Mid-Stream Energy Company’s natural gas liquids (“NGL”) fractionation facility located in Mont Belvieu, Texas for the purpose of evaluating the commercial scale performance of SulphCo’s Sonocracking™ technology on certain natural gasoline streams produced at the facility following laboratory tests on such streams.  The installation and operational commissioning of the Sonocracking™ unit began during the week of June 28, 2010 and was completed during the week ending August 27, 2010 with the two companies working together to jointly prepare the site at the Mont Belvieu facility.  During this period, SulphCo’s installation team, in conjunction with site engineers based at the Mont Belvieu facility, successfully installed the mobile Sonocracking™ unit and conducted commissioning tests to assure safe operations and equipment reliability.

Commercial scale validation tests began during the week of August 30, 2010.  The initial work involved a number of trials designed to define the operating parameters within which different operating variables such as additive levels and throughput rates could be optimized.  Over the course of the commercial scale validation phase, a variety of natural gasoline streams with starting sulfur levels ranging from less than 150 ppm to more than 400 ppm were treated successfully with resulting sulfur levels routinely coming in at the sulfur reduction target of less than 45 ppm and with volumetric throughput rates on a single processing line ranging from 1,000 barrels-per-day (“BPD”) to 3,000 BPD.  Five weeks of commercial scale validation trials culminated during the week ended October 1, 2010 (after approximately 120 hours of probe testing operation) with SulphCo then conducting a continuous run of 42 hours on a single processing line with volumetric flow rates ranging from 1,500 BPD to 2,000 BPD and resulting sulfur levels consistently less than 45 ppm.

The two companies jointly agreed that the results achieved during the commercial scale validation phase met or exceeded the performance parameters that were established in the Validation Agreement and had mutually agreed to move forward with negotiations on a definitive commercial agreement.  Late in the afternoon of October 27, 2010, SulphCo unexpectedly received notice from the Mid-Stream Energy Company that it had elected to immediately terminate all discussions pursuant to the Validation Agreement regarding any agreement, including a proposed commercial agreement for the near term.

During the later part of 2009 and into the first quarter of 2010, SulphCo was pursuing a specific condensate application with an integrated major oil company with a facility located in North America. We have performed several lab-scale trials to demonstrate the effectiveness of our technology in this particular application.  Technical representatives from this company visited our Houston offices in June 2009 to confirm the lab-scale results and subsequently recommended the installation of a Sonocracking™ unit at this company’s facility in North America. In November 2009, this potential customer changed the process requirements associated with this condensate application. In response to this change, SulphCo formulated a proposed solution that met the new technical requirements and provided it to this potential customer.  Late in the first quarter of 2010, the potential customer notified SulphCo that it had completed its evaluation of investment and process options for this condensate application and had decided not to use the SulphCo Process for this particular application. Notwithstanding this application specific decision, discussions with technical representatives of this company continue with respect to other applications of the SulphCo Process in its facilities around the world.

Since the spring of 2010, SulphCo has been in discussions with a leading energy delivery company to employ SulphCo’s Sonocracking™ technology to “sweeten” or convert sulfur compounds in a plant condensate stream to address odor issues.  SulphCo has made presentations to this potential customer’s engineering staff that were followed by a site visit to review existing infrastructure and options for installation.  This potential customer is currently evaluating the Sonocracking™ technology for this sweetening application.

We have presented in-house laboratory and third-party data with respect to the performance of the Sonocracking™ technology to an independent refiner located in the United States.  Based on those presentations and discussions, we are working on samples of various streams from its facility to determine the best value proposition for the technology in its system.  We have sent a collaboration proposal to this potential customer and are awaiting results of further laboratory tests to determine steps forward.  It is anticipated that this proposal may lead to collaboration on application specific technology developments and commercial scale demonstrations.

On September 15, 2009, SulphCo reported that it had executed a letter of intent with Laguna Development Corporation ("Laguna") to move toward the installation of SulphCo's desulfurization technology at Laguna's New Mexico trans-mix facility.  In September  2010, SulphCo received notice from Laguna that it had elected to terminate discussions pursuant to its letter of intent.  On November 13, 2009, SulphCo reported that it had executed a letter of intent with Golden Gate Petroleum (“Golden Gate”) to move toward the installation of SulphCo’s technology at Golden Gate’s Nevada trans-mix facility.  SulphCo continues to work with Golden Gate and other companies in the trans-mix market to meet their technical and commercial requirements to produce ultra-low sulfur diesel.  As of the end of the third quarter, Golden Gate had not decided whether it wanted to go forward with the proposal that had been presented to it by SulphCo.

In addition to the ongoing discussions described above, we have been contacted by several new potential customers expressing interest in the Sonocracking™ technology, including product pipeline companies, integrated major oil companies, independent oil companies, and small refiners.  The applications include sulfur reduction in natural gasoline, natural gas condensates, naphthas and diesel fuels. Work continues on samples provided by several of these potential customers which will form the basis for their evaluation of the Sonocracking™ technology in their respective systems.

           There can be no assurance that the Company will be successful in implementing any commercial agreements relative to the opportunities discussed above.

Europe

SulphCo and OMV Refining and Marketing GmbH (“OMV”) entered into a technology agreement in the first quarter of 2009 and have been working together since that time to jointly evaluate SulphCo’s Sonocracking™ technology in several of OMV’s refining applications.  During the first quarter of 2010, SulphCo’s efforts with OMV centered on the evaluation of certain additional product streams from OMV’s facility in Burghausen, Germany.  During the second quarter of 2010, OMV collected and shipped samples of these product streams to SulphCo for further evaluation.  Testing of these samples has shown promising results.  In the near future, the Company expects to discuss these results with OMV.  There can be no assurance that the Company will be successful in implementing any commercial agreements relative to these opportunities.

South America

Based on technical data presented by SulphCo at meetings with an Argentinean based oil company in 2009, the distribution agreement between SulphCo and J.W. Tecnologia Servicios Petroleros S.A.C. (“South American Distributor”) was expanded to include that certain company in Argentina.  We have also performed tests on crude oil and petroleum product streams provided by other South American companies through our South American Distributor that are within their territory and have achieved results consistent with testing performed on diesel fuels and oils originating from other areas of the world. Proposals for collaboration were sent to these potential customers in early 2009 and have lead to additional discussions on possible collaborative efforts to utilize the Sonocracking ™ technology on specific customer applications.  Additionally, SulphCo representatives, along with our South American Distributor met with two oil companies in Peru during March 2010 to discuss diesel fuel applications.  Samples of diesel from two different refineries in Peru owned by one of these oil companies have been sent to SulphCo for testing and evaluation.

Further, as a result of laboratory tests on samples provided by a large integrated oil company in Brazil, technology meetings were held in that country during the first quarter of 2009 and again during the first quarter of 2010. Based on positive feedback from these meetings, a proposal for collaboration on application specific technology and commercial scale demonstrations was sent to this potential customer.  In response to this proposal, discussions are being held with this company to identify the value proposition for site specific applications and determine the appropriate actions moving forward. Samples of diesel from the Brazilian oil company have been delivered to SulphCo’s Houston facility and testing on the samples is set to begin as soon as possible.  It is anticipated these discussions may ultimately lead to commercial demonstrations.

There can be no assurance that the Company will be successful in implementing any commercial agreements relative to the opportunities discussed above.

Company Information

The Company’s internet address is www.sulphco.com .  Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available, without charge, on our website, as soon as reasonably practicable after they are filed with the SEC.  Copies are also available without charge, from our principal executive office at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043.

Reports filed with the SEC may be viewed at www.sec.gov or obtained at the SEC Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  References to our website addressed in this prospectus are provided as a convenience and do not constitute, and should not be viewed as, an incorporation by reference of the information contained on, or available through, the website.  Therefore, such information should not be considered part of this prospectus.

THE OFFERING

Common stock offered	13,333,334 shares

5-Year Warrants offered
5-Year Warrants to purchase 6,000,000 shares of common stock, exercisable for a period of five years at an exercise price of $0.20. The 5-Year Warrants are immediately exercisable. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the 5-Year Warrants. For additional information regarding the 5-Year Warrants, see “Description of the Securities We Are Offering – Description of Investor Warrants” below.

66-Month Warrants offered
66-Month Warrants to purchase 3,150,000 shares of common stock, with a term of 66 months and exercisable for a period of five years at an exercise price of $0.20. The 66-Month Warrants are exercisable beginning 181 days after issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the 66-Month Warrants. For additional information regarding the 66-Month Warrants, see “Description of the Securities We Are Offering – Description of Investor Warrants” below.

Reissued Warrant offered
Reissued Warrant to purchase 2,745,098 shares of common stock, with a term of 54 months at an exercise price of $0.20. The Reissued Warrant are exercisable beginning 181 days after reissuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Reissued Warrant. For additional information regarding the Reissued Warrant, see “Description of the Securities We Are Offering – Description of  Reissued Warrant” below.

Common stock to be outstanding immediately after this offering	115,042,875 shares (assuming none of the 5-Year Warrants are immediately exercised)

Offering price
$0.15 per unit.
Each unit is comprised of (i) one share of common stock, (ii) a 5-Year Warrant to purchase approximately 0.45 of a share of common stock and (iii) a 66-Month Warrant to purchase approximately 0.24 of a share of common stock.

Use of Proceeds	General corporate purposes, including for research and development, general and administrative expenses and potential ordinary course acquisitions of technologies that complement our business.

Risk Factors
See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 6 of the accompanying prospectus and the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 for a discussion of factors you should carefully consider before deciding to invest in our securities.

Listing
Our common stock is listed on the NYSE Amex under the symbol “SUF.” There is no established public trading market for the offered warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the offered warrants on any national securities exchange.

As an inducement to participate in the offering, we have agreed to amend and re-issue warrants to purchase 2,745,098 shares (“Reissued Warrants”) of our common stock currently held by one of the investors. The Reissued Warrants shall be equal in number to the original warrants, which were issued on January 29, 2010, and will allow the holders of the Reissued Warrants to purchase shares of our common stock at a price of $0.20 per share with a term of 54 months. The Reissued Warrants are not exercisable until 181 days after the date of reissuance.  If exercised for cash, the Investor Warrants and Reissued Warrants are expected to generate additional gross proceeds of up to approximately $2.4 million.

The number of shares of common stock to be outstanding immediately after this offering is based on 101,708,741 shares outstanding as of January 31, 2011. Unless we specifically state otherwise, the share information in this prospectus supplement excludes (i) shares of our common stock issuable upon exercise or conversion of our warrants and/or options outstanding as of February 3, 2011, (ii) shares of our common stock available for future issuance under our 2006 Stock Option Plan, if any, and (iii) shares of our common stock available for future issuance under our 2008 Omnibus Long-Term Incentive Plan, if any.

RISK FACTORS

You should carefully consider and evaluate all of the information in this Prospectus Supplement in combination with the more detailed description of our business in our annual report on Form 10-K for the year ended December 31, 2009, which we filed with the Securities and Exchange Commission on February 25, 2010, and in our quarterly reports on Form 10-Q for the three months ended March 31, 2010, June 30, 2010 and September 30, 2009, which we filed with the Securities and Exchange Commission on May 5, 2010, July 22, 2010 and November 9, 2010, respectively, for a more complete understanding of the risks associated with an investment in our securities.  The following risk factors are not the only risks that could potentially face our Company.  Additional issues not now known to us or that we may currently deem immaterial may also impair our ability to commercialize our technology resulting in our business outlook being compromised and the trading price of our common stock declining.

Risks Related to this Offering and our Common Stock

We may be delisted from the NYSE Amex LLC resulting in a more limited market for our common stock.  On June 30, 2010, we were notified of our failure to comply with the NYSE Amex LLC’s (the “Exchange”) continued listing standards under section 1003(a) (iii) of the Exchange’s Company Guide because our stockholders' equity was less than $6,000,000 and we have had losses from continuing operations and net losses in our five most recent fiscal years.  The notice was based on a review by the Exchange of our publicly available information, including the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2010 at which time the Company’s stockholders’ equity was approximately $5.3 million.   As of June 30, 2010 our stockholders' equity was approximately $3.3 million resulting in our failure to comply with Section 1003(a)(ii) of the Company Guide because our stockholders’ equity was less than $4,000,000 and we had losses from continuing operations and net losses in three of our four most recent fiscal years. As of September 30, 2010, the Company's stockholders’ equity was approximately $1.7 million resulting in our failure to comply with Section 1003(a)(i) of the Company Guide because our stockholders’ equity was less than $2,000,000 and we had losses from continuing operations and net losses in two of our three most recent fiscal years.  During the week ended July 30, 2010, we submitted to the Exchange a plan outlining our efforts to regain compliance with the Exchange's continued listing requirements.  The plan consisted of several elements, but primarily focused on the sales of our products and services and raising additional equity capital.  On September 20, 2010, the Company received notice from the Exchange indicating that the Exchange had accepted the Company’s plan of compliance.  In accepting the Company’s plan, the Exchange granted the Company an extension until December 30, 2011 for the continued listing of the Company’s common stock and for the Company to regain compliance with the Exchange’s continued listing standards, subject to quarterly progress review by the Exchange.  At the request of the Exchange, on December 28, 2010, the Company submitted an update of the plan initially submitted to the Exchange in July 2010.  If (i) our plan is not accepted, (ii) we do not make progress toward regaining compliance consistent with our plan, or (iii) we are not in compliance at the end of the plan period, then our shares of common stock may be delisted from the Exchange.  If the Exchange delists our common stock, we anticipate that our common stock would be quoted on the OTC Bulletin Board or possibly the so-called "pink sheets." Even if our common stock is quoted on such systems, a delisting by the Exchange could harm our investors by reducing the liquidity and market price of our common stock. Additionally, a delisting could negatively affect us by reducing the number of investors willing to hold or acquire our common stock, which could negatively affect our ability to access public capital markets.  If the Company is not listed on a national exchange and/or if our public float remains below $75 million, it will be limited in its ability to file new shelf registration statements on Form S-3 and/or to fully use one or more registration statements on Form S-3 that have been filed with the Securities and Exchange Commission.  Any such limitations may have a material adverse effect on the Company’s ability to raise the capital needed to continue its operations.

Since We Have Broad Discretion in How We Use the Proceeds from this Offering, We May Use the Proceeds in Ways With Which You Disagree.    We have not allocated specific amounts of the net proceeds from this offering for specific purposes (see the section entitled “Use of Proceeds” on page S-9 of this prospectus supplement).  Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Therefore, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our Company.  The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and prospects.

We Have a History of Losses; We Expect to Continue to Incur Losses.    As of September 30, 2010, we had an accumulated deficit of approximately $163.3 million. We have operated at a loss since our inception, and we expect this to continue for some time.  If our efforts are successful and if we achieve successful commercialization of our technology, then even more funding may be required to market and sell our products and services. The outcome of these matters cannot be predicted at this time. We are evaluating a variety of options to fund our operations, but there is no assurance we will be able to secure additional funding.

Sales of Substantial Amounts of Our Shares, or Even the Availability of Our Shares for Sale in the Open Market, Could Cause the Market Price of our Shares to Decline.    Under the Form S-3 registration statement that we filed with the SEC on August 15, 2007, hereinafter sometimes referred to as the “2007 shelf registration statement,” we have registered with the SEC an aggregate of $150,000,000 of our equity securities that we may issue from time to time in one or more offerings at prices and on terms that we will determine at the time of each offering.  We have completed two offerings of securities from the 2007 shelf registration statement pursuant to the Prospectus Supplement No. 1 filed with the SEC on May 29, 2008, which involved approximately 4.6% of the value of the aggregate equity securities included in the 2007 shelf registration statement, and Prospectus Supplement No. 2 filed with the SEC on January 28, 2010, which involved approximately 15.9% of the value of the aggregate equity securities included in the 2007 shelf registration statement.  Under the Form S-3 registration statement that we filed with the SEC on August 26, 2010, hereinafter sometimes referred to as the “2010 shelf registration statement,” we have registered with the SEC an aggregate of $122,180,000 of our equity securities that we may issue from time to time in one or more offerings at prices and on terms that we will determine at the time of each offering.  Upon completion of issuance and sale of the securities offered pursuant to this prospectus supplement, we will have sold securities representing approximately 18.4% of the value of the aggregate equity securities from our 2010 shelf registration statement

Sales of substantial amounts of our stock at any one time or from time to time by the investors to whom we have issued them, or even the availability of these shares for sale, could cause the market price of our common stock to decline.

Potential for Dilution.    Under our 2010 shelf registration statement or in other offerings, we may offer for sale shares of common stock and warrants to purchase shares of common stock or a combination of these securities in the future. We cannot assure you that we will be able to sell any of those securities in any future offering at a price per share of common stock or for an exercise or conversion price per share of common stock that is equal to or greater than the price per share of common stock paid by investors in this offering. If the price per share of common stock or the exercise or conversion price per share of warrants or convertible preferred stock which we sell in future transactions is less than the price per share of common stock in this offering, investors who purchase common stock in this offering will suffer a dilution of their investment.

The Price and Trading Volume of Our Common Stock Has Been, and May Continue To Be, Volatile.    The market price and trading volume of our common stock price has fluctuated over a wide range. Since inception, the sale price of our common stock ranged from a low of $.14 per share (in 2010) to a high of $19.50 per share (in 2006), and the daily trading volume ranged from less than 100,000 shares to approximately 14,864,000 shares.  It is likely that the price and trading volume of our common stock will continue to fluctuate in the future.  The securities of small capitalization companies, including our Company, from time to time experience significant price and volume fluctuations, often unrelated to the operating performance of these companies.  It is possible that we may become the target of securities class action litigation of the type sometimes brought against a company following periods of volatility in the market price of its securities and, regardless of whether such litigation is with or without merit, it could result in substantial costs and divert management’s attention and resources, which could harm our business, financial condition and operating results, as well as the market price of our common stock.

Other Risk Factors; Risks Related to Our Business and Financial Condition.     Information about other risk factors which may affect our business or financial condition, and, by extension, the price or value of our securities, can be found under Item 1A “Risk Factors” of our annual report for the year ended December 31, 2009, which was filed with the SEC on February 25, 2010 and is incorporated into this prospectus supplement by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements, within the meaning of the federal securities laws, that relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms.

In addition, these forward-looking statements include, but are not limited to, statements regarding implementing our business strategy; development, commercialization and marketing of our products; our intellectual property; our estimates of future revenue and profitability; our estimates or expectations of continued losses; our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses; difficulty or inability to raise additional financing, if needed, on terms acceptable to us; our estimates regarding our capital requirements and our needs for additional financing; attracting and retaining customers and employees; sources of revenue and anticipated revenue; and competition in our market.

Forward-looking statements are only predictions.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  All of our forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors identified in the “Risk Factors” section contained herein, as well as the risk factors and those set forth from time to time in our filings with the SEC.  These documents are available through our website, http://www.sulphco.com, or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov.  We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements, except if we otherwise are required by law.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $1.8 million, after deducting estimated offering expenses of approximately $0.2 million. We will not receive any proceeds from the sale of common stock issuable upon exercise of the Investor Warrants and the Reissued Warrant unless and until such warrants are exercised. If the Investor Warrants are fully exercised for cash, we will receive additional proceeds of approximately $1.8 million, and if the Reissued Warrant is exercised along with the Investor Warrants, we will receive total proceeds of approximately $2.4 million. We will not pay the placement agent any fee with respect to shares of our common stock issued upon exercise of Investor Warrants or the Reissued Warrant.

We intend to use the net proceeds from this offering for general corporate purposes and working capital, including for research and development, general and administrative expenses, and potential ordinary course acquisitions of technologies that complement our business.

We have not specifically identified the precise amounts we will spend on each of these areas or the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. In addition, expenditures may also depend on the establishment of new collaborative arrangements with other companies, the availability of other financing, and other factors.

DILUTION

If you invest in our securities in this offering, your interest will be diluted to the extent of the difference between the public offering price per unit and the net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2010, we had a net tangible book value of approximately $1.0 million, or $0.01 per share of common stock based upon 101,708,741 shares outstanding. Net tangible book value per share is equal to our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of our outstanding common stock.

Dilution in net tangible book value per share represents the difference between the amount per unit paid by purchasers of securities in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. Without taking into account any other changes in our net tangible book value since September 30, 2010, after giving effect to the sale of units in this offering of (i) 13,333,334 shares of common stock, (ii) 5-Year Warrants to purchase 6,000,000 shares of common stock and (iii) 66-Month Warrants to purchase 3,150,000 shares of common stock at the public offering price of $0.15 per unit and the offering of the Reissued Warrant and after deducting the placement agent’s fee and estimated offering expenses payable by us (but excluding any proceeds received upon exercise of warrants), our pro forma net tangible book value as of September 30, 2010 would have been approximately $2.7 million, or $0.02 per share. This amount represents an immediate increase in net tangible book value of $0.01 per share to our existing shareholders and an immediate dilution in net tangible book value of $0.13 per share to new investors purchasing our securities in this offering.

The following table illustrates this per share dilution:

Offering price per unit		$0.15
Net tangible book value per share as of September 30, 2010	$0.01
Increase in net tangible book value per share attributable to this offering	$0.01
Pro forma net tangible book value per share as of September 30, 2010, after giving effect to this offering		$0.02
Dilution in net tangible book value per share to new investors in this offering		$0.13

These calculations exclude (i) shares of our common stock issuable upon exercise or conversion of our warrants and/or options outstanding as of January 31, 2010, including under our 2006 Stock Option Plan and our 2008 Omnibus Long-Term Incentive Plan, (ii) shares of our common stock available for future issuance under our 2006 Stock Option Plan and our 2008 Omnibus Long-Term Incentive Plan; and (iii) 11,895,098 shares of common stock issuable upon exercise of the warrants to be issued in this offering. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering for sale up to (i) 13,333,334 shares of our common stock, (ii) warrants to purchase 6,000,000 shares of our common stock, exercisable for a period of five years (“5-Year Warrants”) and (iii) warrants to purchase 3,150,000 shares of our common stock, with a term of 66 months and  exercisable for a period of five years beginning 181 days after issuance (“66-Month Warrants”, and together with the 5-Year Warrants, the “Investor Warrants”).

The common stock and the Investor Warrants are being offered in units, each consisting of (i) one share of common stock, (ii) a 5-Year Warrant to purchase approximately 0.45 of a share of common stock for an exercise price of $0.20 and (iii) a 66-Month Warrant to purchase 0.24 of a share of common stock for an exercise price of $0.20. Each unit will be offered to investors at a negotiated price of $0.15 per unit. Units will not be issued or certificated, and the shares of common stock and the Investor Warrants are immediately separable and will be issued separately. The shares of common stock issuable from time to time upon exercise of the Investor Warrants are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

As an inducement to participate in the offering, we have agreed to amend and re-issue warrants to purchase 2,745,098 shares (“Reissued Warrant”) of our common stock. The Reissued Warrant shall be equal in number to the original warrants, which were issued on January 29, 2010, and will allow the holders of the Reissued Warrant to purchase shares of our common stock at a price of $0.20 per share with a term of 54 months. The Reissued Warrant are not exercisable until 181 days after the date of reissuance.  The shares of common stock issuable from time to time upon exercise of the Reissued Warrant are also being offered pursuant to this prospectus supplement and accompanying prospectus.

Description of Common Stock

The following summary of the material terms of our common stock and certain provisions of our corporate organizational documents.  Because it is a summary, it does not include all of the information that is included in our restated articles of incorporation or amended and restated bylaws and applicable law. The following description does not purport to be complete and is qualified by reference to our restated articles of incorporation and amended and restated bylaws and applicable law. For information on how to obtain copies of our restated articles of incorporation and amended and restated bylaws, see the information below under the heading “Where You Can Find More Information” on page S-16 of this prospectus supplement.

Authorized Capital Stock.

Our authorized capitalization consists of 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of January 31, 2011 (prior to this offering), we had outstanding (i) 101,708,741shares of common stock, (ii) warrants to purchase an additional 16,088,480 shares of common stock, (iii) options to purchase an additional 5,536,385 shares of common stock, and (iv) no shares of preferred stock.

Dividends.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by our board of directors out of the funds legally available therefore.

Voting.

Generally, each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by our restated articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock which we may designate in the future.

Liquidation or Dissolution.

If we liquidate, dissolve or wind up the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock or other class of shares that ranks ahead of the common stock.

Other Rights and Restrictions.

The shares of our common stock have no preemptive, subscription, redemption or conversion rights.

Anti Takeover Provisions.

Certain provisions of our corporate organizational documents, as well as Nevada law, could make it more difficult for a third party to acquire the Company, even if doing so would be beneficial to our shareholders. These provisions include that: (i) cumulative voting is not authorized by our restated articles of incorporation; (ii) additional shares of common stock are authorized for issuance and could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt; (iii) our shareholders may not act by written consent in lieu of a shareholder meeting; (iv) our by-laws may only be amended by resolution adopted by our board of directors.

Our restated articles of incorporation do not opt out of Nevada's anti-takeover law, and, therefore, the Company is subject to its provisions. This law provides that any person who is: (a) the direct or indirect beneficial owner of 10% or more of outstanding voting stock of a Nevada corporation; or (b) an affiliate or associate of a Nevada corporation who, at any time within three years, was the direct or indirect owner of 10% or more the corporation's outstanding voting stock, is an interested stockholder who cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. Business combinations encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales, and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. Provisions of this law have an anti-takeover effect on transactions not approved in advance by our board of directors.

Nevada law also provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3, or 1/2 interest in the voting power of the corporation in the election of directors, has only such voting rights in the shares acquired that caused the stockholder to exceed any such threshold as are conferred by a majority vote of the corporation's stockholders at an annual or special stockholders' meeting. Our restated articles of incorporation and restated by-laws do not opt out of this statute.

Board of Directors and Corporate Action.

Our restated articles of incorporation provide that our board of directors shall consist of not less than three members, as the board of directors may determine from time to time. Shareholders may remove a director for cause at any time and only by the affirmative vote of sixty-six and two-thirds percent of the outstanding common stock.

 Generally, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present are required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. The quorum necessary for the transaction of business at a meeting of the board of directors is a majority of the directors then in office.

 Shareholder Action.

At the commencement of any general meeting, holders of our common stock present in person and representing, in person or by proxy, more than 50% of the total issued voting power of our shares constitute a quorum for the transaction of business. In general, any questions proposed for the consideration of the shareholders at any general meeting are decided by the affirmative votes of a majority of the votes cast, in accordance with our by-laws.

Listing.

Our common stock is listed on the NYSE Amex under the symbol “SUF.”

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is Integrity Stock Transfer.

Description of Investor Warrants

The following is a summary of the material terms and provisions of the Investor Warrants. Because it is a summary, it does not include all of the information that is included in the Investor Warrants. The following description does not purport to be complete and is qualified by reference to the forms of the Investor Warrants, which will be filed as exhibits to a current report on Form 8-K contemporaneously with the filing of this prospectus supplement. For information on how to obtain copies of the Form 8-K or our other filings or report with the SEC, see the information below under the heading “Where You Can Find More Information” in this prospectus supplement.

Exercise and Duration.

Each 5-Year Warrant will be exercisable to purchase approximately 0.45 shares of common stock at an exercise price of $0.20 per share, subject to adjustment as summarized below, will be exercisable at any time after issuance until the close of business on the five-year anniversary of its issuance, after which time any portion of the warrant not exercised will be automatically exercised via cashless exercise.

Each 66-Month Warrant will be exercisable to purchase approximately 0.24 shares of common stock at an exercise price of $0.20 per share, subject to adjustment as summarized below, will be exercisable at any time beginning 181 days after issuance until the close of business on the 66-month anniversary of its issuance, after which time any portion of the warrant not exercised will be automatically exercised via cashless exercise.

Registration.

Certificates for the Investor Warrants will be issued in fully registered form and a register of holders will be maintained at our principal offices in Houston, Texas. One or more certificates may be exchanged for one or more certificates of different denominations evidencing in the aggregate the same number of 5-Year Warrants or 66-Month Warrants, as the case may be, as the certificates being exchanged.

Adjustment of Exercise Price.

The exercise price of each Investor Warrant will be subject to adjustment in the event of a subdivision or combination of our common stock, or in the event of a stock dividend on our common stock or other distribution on any class of common stock or other equity or equity equivalent security that is payable in shares of common stock or upon an issuance by reclassification of shares of our common stock any shares of capital stock of the Company. Simultaneously with any of the aforementioned adjustments to the exercise price of a warrant, the number of shares of common stock that may be purchased upon exercise of the Investor Warrant will be increased or decreased proportionately, so that the aggregate exercise price payable under the Investor Warrant or will remain the same.  The exercise price of each Investor Warrant will also be subject to adjustment if we make a dilutive issuance or a pro rata distribution to our shareholders of property or assets, including but not limited to evidences of indebtedness, securities and rights or warrants to subscribe for or purchase securities.

Fundamental Transactions; Change of Control.

Following the occurrence of any of the following events (each, a “fundamental transaction”):

•	we effect any merger or consolidation with or into another entity;

•	we effect any sale or other distribution of all or substantially all of our assets in one or a series of related transactions;

•
any purchase offer, tender offer or exchange offer is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by 50% or more of the holders of our common stock;

•
we effect any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for (other than a subdivision or combination of shares) other securities, cash or property; or

•
we consummate, in one or more related transactions, a stock or share purchase agreement or other business combination with another entity pursuant to which such other entity acquires more than 50% of our outstanding shares of common stock, a holder who exercises an Investor Warrant will have the right to receive, for each share of our common stock that would have been issuable upon exercise of the Investor Warrant immediately prior to the fundamental transaction, the number of shares of common stock of the surviving entity and any additional consideration receivable as a result of the fundamental transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately before the fundamental transaction occurs.  If holders of common stock are given any choice as to the securities, cash or property to be received, then the holder of an Investor Warrant will be given the same choice upon exercise of the Investor Warrant.

If any fundamental transaction that is an all-cash transaction, a “Rule 13e-3” transaction as defined in Rule 13e-3 under the Exchange Act of 1934, as amended, or which involves a person or entity not traded on a national securities exchange, then upon request by the holder of an Investor Warrant, we (or our successor) will purchase the Investor Warrant from the holder for a cash purchase price equal to the Black-Scholes value of the remaining unexercised portion of the Investor Warrant.

Fractional Shares.

To the extent that a holder of an Investor Warrant would otherwise be entitled to purchase a fraction of a share of our common stock, we may, at our option, either pay a cash adjustment in respect of such final fraction or round up the fraction to the nearest whole share.

No Rights as Shareholders.

Holders of Investor Warrants do not have any voting or pre-emptive rights or any other rights as our shareholders prior to the exercise of the Investor Warrants.

Notice of Certain Corporate Events.

We will give each holder of an Investor Warrant written notice at least 20 calendar days prior to the record date or effective date, as the case may be, of any declaration of a dividend or any other distribution of cash, securities or other property in respect of our common stock (including a grant of rights or warrants to subscribe for or purchase any of our capital stock or that of a subsidiary), any authorization, approval, or entry into any agreement contemplating or soliciting shareholder approval for any fundamental transaction, or authorization of the voluntary dissolution, liquidation or winding up of our affairs. We will take all steps reasonably necessary in order to ensure that each holder is given the practical opportunity to exercise his Investor Warrant prior to such time so as to participate in or vote with respect to the transaction. The failure to deliver such a notice or any defect in the notice will not affect the validity of the corporate action which is required to be described in the notice.

Cashless Exercise.

In the event that the registration statement to which this prospectus supplement relates (or any other registration statement covering the shares issuable pursuant to the Investor Warrants) is not effective at the time of exercise of an Investor Warrant, then the holder will be able to exercise the Investor Warrant on a cashless basis.  Additionally, the Investor Warrants shall be automatically exercised via cashless exercise pursuant on the expiration date.

Description of Reissued Warrant

The following is a summary of the material terms and provisions of the Reissued Warrant.  Because it is a summary, it does not include all of the information that is included in the Reissued Warrant. The following description does not purport to be complete and is qualified by reference to the forms of the Reissued Warrant, which was filed as an exhibits to a current report on Form 8-K on January 29, 2010. For information on how to obtain copies of the Form 8-K or our other filings or report with the SEC, see the information below under the heading “Where You Can Find More Information” in this prospectus supplement.

Exercise and Duration.

The Reissued Warrant will be exercisable to purchase 2,745,098 shares of common stock at an exercise price of $0.20 per share, subject to adjustment as summarized below, will be exercisable at any time beginning 181 days after issuance until the close of business on the 54-month anniversary of its issuance, after which time any portion of the warrant not exercised become void and of no value.

Registration.

A certificate for the Reissued Warrant will be issued in fully registered form and a register of holders will be maintained at our principal offices in Houston, Texas. One or more certificates may be exchanged for one or more certificates of different denominations evidencing in the aggregate the same number of Reissued Warrant as the certificates being exchanged.

Adjustment of Exercise Price.

The exercise price of the Reissued Warrant will be subject to adjustment in the event of a subdivision or combination of our common stock, or in the event of a stock dividend on our common stock or other distribution on any class of common stock that is payable in shares of common stock. The exercise price of the Reissued Warrant will also be subject to adjustment if we make a pro rata distribution to our shareholders of property or assets, including but not limited to evidences of indebtedness, securities and rights or warrants to subscribe for or purchase securities. As an alternative to the exercise price adjustment, upon request by a warrant holder, we will deliver the distributed property that the holder would have been entitled to receive if the holder had exercised the Reissued Warrant immediately prior to the record date for the distribution. Simultaneously with any of the aforementioned adjustments to the exercise price of the Reissued Warrant, the number of shares of common stock that may be purchased upon exercise of the Reissued Warrant will be increased or decreased proportionately, so that the aggregate exercise price payable under the Reissued Warrant will remain the same.

Fundamental Transactions; Change of Control.

Following the occurrence of any of the following events (each, a “fundamental transaction”):

•	we effect any merger or consolidation in which we are not the surviving entity;

•	we effect any sale of all or substantially all of our assets in one or a series of related transactions;

•	any tender offer or exchange offer is completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property; or

•
we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for (other than a subdivision or combination of shares) other securities, cash or property, a holder who exercises the Reissued Warrant has the right to receive, in lieu of our common stock, the same amount and kind of securities, cash or property that the holder would have been entitled to receive in the fundamental transaction if the holder had exercised the Reissued Warrant immediately prior to the fundamental transaction. If holders of common stock are given any choice as to the securities, cash or property to be received, then the holder of the Reissued Warrant will be given the same choice upon exercise of the Reissued Warrant.

If any fundamental transaction constitutes or results in a change of control, then upon request by the holder of the Reissued Warrant, we (or our successor) will purchase the Reissued Warrant from the holder for a cash purchase price equal to the Black-Scholes value of the remaining unexercised portion of the Reissued Warrant. A “change of control” includes the following events:

•	acquisition by any person or group of a majority of our voting rights or equity interests;

•
a change in the majority of members of our Board of Directors within a 24-month period unless the election or nomination of each new director was approved by a vote of two-thirds of the directors then still in office who were also in office at the beginning of the 24-month period;

•
a merger or consolidation of the company or a sale of all or substantially all of our assets in one or a series of related transactions, unless following such transaction or series of transactions, the holders of our securities prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

•
a recapitalization, reorganization or other transaction involving the company or any of our significant subsidiaries that constitutes or results in a transfer of more than a majority of our voting rights or equity interests in the Company; or

•	consummation by us of a “going private” transaction.

Fractional Shares.

To the extent that a holder of the Reissued Warrant would otherwise be entitled to purchase a fraction of a share of our common stock, in lieu of issuing a fractional share, the number of shares to be issued will be rounded down to the nearest whole share.

No Rights as Shareholders.

The holder of the Reissued Warrant does not have any voting or pre-emptive rights or any other rights as our shareholder prior to the exercise of the Reissued Warrant.

Notice of Certain Corporate Events.

We will give the holder of the Reissued Warrant written notice at least 10 days prior to the record date or effective date, as the case may be, of any declaration of a dividend or any other distribution of cash, securities or other property in respect of our common stock (including a grant of rights or warrants to subscribe for or purchase any of our capital stock or that of a subsidiary), any authorization, approval, or entry into any agreement contemplating or soliciting shareholder approval for any fundamental transaction, or authorization of the voluntary dissolution, liquidation or winding up of our affairs. We will take all steps reasonably necessary in order to ensure that the holder is given the practical opportunity to exercise his Reissued Warrant prior to such time so as to participate in or vote with respect to the transaction. The failure to deliver such a notice or any defect in the notice will not affect the validity of the corporate action which is required to be described in the notice.

Cashless Exercise.

In the event that the registration statement to which this prospectus supplement relates (or any other registration statement covering the shares issuable pursuant to the Reissued Warrant) is not effective at the time of exercise of the Reissued Warrant, then the holder will be able to exercise the Reissued Warrant on a cashless basis.

There is no established trading market through which the Investor Warrants or the Reissued Warrant may be sold and purchasers may not be able to resell the Investor Warrants or the Reissued Warrant purchased under this prospectus supplement and the accompanying prospectus. This may affect the pricing of the Investor Warrants and the Reissued Warrant in the secondary market, the transparency and availability of trading prices, the liquidity of the Investor Warrants and the Reissued Warrant, and the extent of issuer regulation. See “Risk Factors” above.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement (the “Placement Agency Agreement”), dated as of February 1, 2011, with Chardan Capital Markets, LLC as placement agent (the “Placement Agent”). Subject to the terms and conditions contained in the Placement Agency Agreement, the Placement Agent has agreed to act as our placement agent in connection with this offering.

The Placement Agent is not purchasing or selling any securities offered by this prospectus supplement and the accompanying prospectus, nor is the Placement Agent required to arrange the purchase or sale of any specific number or dollar amount of the securities, but the Placement Agent has agreed to use its best efforts to arrange for the direct sale of all of the securities in this offering pursuant to this prospectus supplement and the accompanying prospectus. There is no requirement that any minimum number of units or dollar amount of units be sold in this offering and there can be no assurance that we will sell all or any of the units being offered.

We negotiated the offering price for the units offered in this offering with the investors. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.

We currently anticipate that the closing of this offering will take place on February 4, 2011, on which date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	the Placement Agent will receive the placement agent fees in accordance with the terms of the Placement Agency Agreement; and

•	we will deliver the units to the investors.

In connection with this offering, the Placement Agent may distribute this prospectus supplement and the accompanying prospectus electronically.

We will pay the Placement Agent an aggregate cash fee of 6.0% of the gross proceeds from the sale of the units in this offering. The following table shows the per unit offering price, per unit fee and aggregate fees we will pay in cash to the Placement Agent in connection with the sale of the units pursuant to this prospectus supplement and the accompanying prospectus:

Per unit offering price	$0.15
Per unit placement agent fees (6%)	$0.009
Aggregate placement agent fees	$120,000.00

 In accordance with rules promulgated by the Financial Industry Regulatory Authority (“FINRA”), in no event will the maximum or total commission to be received by any FINRA member or independent broker/dealer in connection with this offering and with the sale of any securities being registered herein pursuant to Securities and Exchange Commission Rule 415 be greater than eight percent (8%) of the gross proceeds thereof.

We estimate the total expenses of this offering (not including the fees payable to the Placement Agent) will be approximately $0.1 million, which includes legal, accounting and filing fees and various other fees and expenses associated with registering the securities and listing the common stock on the NYSE Amex. After deducting the fees due to the Placement Agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $1.8 million, assuming the maximum number of Units is sold.

The Placement Agent will not engage in passive market making transactions, stabilizing transactions or syndicate covering transactions in connection with this offering.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by McDonald Carano Wilson LLP, Reno, Nevada.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our annual report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of Hein & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

We also provide information on our website: http://www.sulphco.com. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available, without charge, on our website, as soon as reasonably practicable after they are filed with the SEC. Copies are also available without charge, at our principal offices:

SulphCo, Inc.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

References to our website addressed in this prospectus supplement are provided as a convenience and do not constitute, and should not be viewed as, an incorporation by reference of the information contained on, or available through, the website.  Therefore, none of the information on our website is part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus supplement or the accompanying prospectus. A copy of this prospectus supplement, the prospectus and a copy of any or all of the information that has been incorporated by reference herein or therein can be obtained at no cost to the requester upon an oral or written request made to us at the address listed above or by telephone at (713)-896-9100.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement.  Information in documents that we file with the SEC after the date of this prospectus supplement will automatically update and supersede information in this prospectus supplement. We incorporate by reference herein the documents previously referenced in this prospectus supplement, the prospectus included below as filed with the SEC as part of the Company’s 2010 shelf registration and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering.

We are not, however, incorporating by reference any documents or portions of documents that are not deemed “filed” with the SEC.

Information contained in this prospectus supplement supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference as described above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this any prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Registration No. 333-169062
Filed Pursuant to Rule 424(b)(2)

PROSPECTUS

$122,180,000

SulphCo, inc.

WARRANTS
COMMON SHARES

SulphCo, Inc. from time to time may offer to sell warrants and common shares.  The warrants may be exercisable for common shares of SulphCo, Inc.

The common shares of SulphCo, Inc. are listed on the NYSE Amex LLC and trade under the ticker symbol “SUF.”

The total amount of warrants and common shares will have an initial aggregate offering price of up to $122,180,000 or the equivalent amount in other currencies, currency units or composite currencies, although SulphCo, Inc. may increase this amount in the future.

The securities covered by this prospectus may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

As of September 28, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $44.7 million, based on 101,708,741 shares of outstanding common stock, of which 101,520,544 shares were held by non-affiliates, and a per share price of $0.44 based on the closing sale price of our common stock on August 31, 2010. During the period of 12 calendar months immediately prior to, and including, the date of this prospectus, we have sold securities in the amount of $11,305,882 pursuant to General Instruction I.B.6. of Form S-3.

Investing in our securities involves risks.  See ‘‘Risk Factors’’ beginning on page 6.  The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2010

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process.  Under this shelf process, we may sell any combination of the securities described in this prospectus.  This prospectus provides you with a general description of the securities we may offer.  When we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

SUMMARY

This summary highlights important information included in or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before investing in the common stock.  You should read the entire prospectus carefully, including the documents incorporated by reference in this prospectus.

References to "we," "us," "our company," “the Company” and "SulphCo" refer to SulphCo, Inc.

Our Company

We were incorporated in the State of Nevada in 1986.  Our predecessor, GRD, Inc., commenced its current line of business in 1999.  Our executive offices are located at 4333 W.  Sam Houston Pkwy N., Suite 190, Houston, TX 77043.   Our telephone number is (713) 896-9100.  Our corporate website is www.sulphco.com.   Information contained in our website is not part of this prospectus.

Our Business

Overview

SulphCo is an energy technology company focused on the development and commercialization of an oxidative desulfurization (“ODS”) process for crude oil products, crude oils, natural gasoline and condensate streams.  SulphCo’s oxidative desulfurization process consists of (1) the ultrasound assisted conversion of the sulfur compounds to their oxidized analogs employing its patented and proprietary Sonocracking™ technology, and (2) the subsequent removal of these oxidized compounds via adsorption, extraction, water wash or other similar separation techniques (the “SulphCo Process”).

Ever increasing environmental regulations are mandating the reduction of sulfur content in many fuels, including gasoline, diesel fuel, and bunker fuel.  For example, the sulfur specification for finished diesel fuel in certain jurisdictions is less than 10 parts per million (“ppm”), while typical starting concentrations are in the thousands of ppm. The currently practiced method for desulfurization is hydrodesulfurization (“HDS”).  HDS requires a large capital investment and suffers from high hydrogen and energy consumption as severe operating conditions have to be employed to treat the most refractory sulfur compounds. In contrast, the SulphCo Process allows for  comparably mild reaction conditions such as ambient temperatures and mild pressures, resulting in a potentially more cost effective and energy efficient alternative to HDS for certain applications within the refining, transportation, and blending market segments.

Research and Development Activities

The following is an update of the Company’s more significant research and development activities conducted in the first six-months of 2010.

Development of Catalyst Systems and Sulfur Removal Processes

Activities in the first six-months of 2010 continued to center around optimizing additive packages for the sulfur conversion step as well as establishing key parameters for the adsorption or extraction process typically needed for sulfur removal. Targeted efforts to improve cost/benefit ratios have led to the identification of a preferred new, cost effective catalyst system that distinguishes itself through high reactivity towards a wide range of sulfur compounds, robustness towards process conditions and wide range of applicability.  In diesel finishing and transmix applications, less than 10 ppm sulfur content has routinely been achieved employing this catalyst system.  In addition, this catalyst system also excels for natural gasoline and condensate streams.

We also continued dedicated work on sulfur removal for diesel and transmix streams, which included ongoing work in adsorption and a new effort in extraction.  Adsorption is the preferred means of sulfur removal for product streams with low sulfur content (100 ppm or less), while extraction is preferred for product streams with higher sulfur content. At least two potential adsorbent alternatives have been identified and characterized. Also, a suitable extraction solvent has been identified. Ongoing work will be oriented towards process implementation for the adsorption and extraction based processes.

The most promising work during the first six-months of 2010 has been directed towards desulfurization of natural gasoline, an important blend stock for on-road gasoline.  The above mentioned catalyst system has proven to be highly effective in the oxidation of the sulfur compounds contained in the samples of natural gasoline evaluated during the first six-months of 2010.  At least as important, the resulting oxidized sulfur species are water soluble due to their small molecular size and can be removed by employing a simple water wash.

Ultrasound Probe, Reactor and Control Systems

During the first six-months of 2010, the collaborative work between SulphCo and Märkisches Werk Halver, GmbH (“MWH”) continued to center around simplifying and enhancing the user friendliness of the equipment towards commercial operation as well as long-term endurance testing.  Highlights include development of a prototype forged probe to allow simplified mass production and a prototype tool that simplifies ultrasound probe swap-out.  Also, high intensity endurance testing of the current ultrasound probe/transducer assembly continued with positive results.  Testing will continue throughout the remainder of 2010.

Business Development Activities Update

The following is an update on the more significant business development activities in the regions that have been the focal point of the Company’s efforts during the first six months of 2010.

With respect to the Company’s ongoing commercial efforts, we continue to see a high level of interest in the Sonocracking™ process as potential customers see the value that can be driven by the technology.  We are pursuing what we believe are opportunities presenting the highest likelihood of near-term success for the technology (i.e., crude oil product streams such as diesel fuel, natural gasoline, and naphtha as well as low to moderate sulfur-containing crude oils and condensates) and are working with several potential customers to achieve this goal.

Europe

SulphCo and OMV Refining and Marketing GmbH (“OMV”) entered into a technology agreement in the first quarter of 2009 and have been working together since that time to jointly evaluate SulphCo’s Sonocracking™ technology in several of OMV’s refining applications.  During the first quarter of 2010, SulphCo’s efforts with OMV have centered on the evaluation of certain additional product streams from OMV’s facility in Burghausen, Germany.  During the second quarter of 2010, OMV collected and shipped samples of these product streams to SulphCo for further evaluation.  Testing of these samples has shown promising results.  In the near future, the Company expects to discuss these results with OMV.  While the Company is encouraged by the recent progress in Europe, there can be no assurance that the Company will be successful in implementing any commercial agreements.

North America

During the later part of 2009 and into the first quarter of 2010, SulphCo was pursuing a specific condensate application with an integrated major oil company with a facility located in North America. We have performed several lab-scale trials to demonstrate the effectiveness of our technology in this particular application.  Technical representatives from this company visited our Houston offices in June 2009 to confirm the lab-scale results and subsequently recommended the installation of a Sonocracking™ unit at this company’s facility in North America. In November 2009, this potential customer changed the process requirements associated with this condensate application. In response to this change, SulphCo formulated a proposed solution that met the new technical requirements and provided it to this potential customer.  Late in the first quarter of 2010, the potential customer notified SulphCo that it had completed its evaluation of investment and process options for this condensate application and had decided not to use the SulphCo Process for this particular application. Notwithstanding this application specific decision, discussions with technical representatives of this company continue with respect to other applications of the SulphCo Process in its facilities around the world.

We have presented in-house laboratory and third-party data with respect to the performance of the Sonocracking™ technology to an independent refiner located in the United States.  Based on those presentations and discussions, we are working on samples of various streams from its facility to determine the best value proposition for the technology in its system.  We have sent a collaboration proposal to this potential customer and are awaiting results of further laboratory tests to determine steps forward.  It is anticipated that this proposal may lead to collaboration on application specific technology developments and commercial scale demonstrations.

On September 15, 2009, SulphCo reported that it had executed a letter of intent with Laguna Development Corporation ("Laguna") to move toward the installation of SulphCo's desulfurization technology at Laguna's New Mexico trans-mix facility. On November 13, 2009, SulphCo reported that it had executed a letter of intent with Golden Gate Petroleum (“Golden Gate”) to move toward the installation of SulphCo’s technology at Golden Gate’s Nevada trans-mix facility.  SulphCo continues to work with Laguna, Golden Gate and other companies in the trans-mix market to meet their technical and commercial requirements to produce ultra-low sulfur diesel.  As of the end of the second quarter, neither of Laguna or Golden Gate has decided whether they want to go forward with the proposals that have been presented to them by SulphCo.

On June 23, 2010, SulphCo announced that it had executed a validation agreement (the “Validation Agreement”) with Enterprise Products Operating LLC (“Enterprise”), a wholly owned subsidiary of Enterprise Products Partners L.P.  Pursuant to the terms of the Validation Agreement, SulphCo will install a mobile Sonocracking™ unit at Enterprise’s natural gas liquids (“NGL”) fractionation facility located in Mont Belvieu, Texas for the purpose of evaluating the commercial scale performance of SulphCo’s Sonocracking™ technology on certain Enterprise natural gasoline streams produced at the facility following laboratory tests on such streams.  SulphCo expects that the installation will be completed by the end of July with commercial scale evaluations to follow during the ensuing eight to ten week period.  Concurrent with the execution of the Validation Agreement, SulphCo and Enterprise commenced negotiations on a definitive commercial agreement (the “Operating Agreement”).  While SulphCo expects that the Operating Agreement will be executed as soon as practicable after the successful completion of the commercial evaluation, there can be no guarantees that the evaluation phase will lead to a definitive commercial agreement.

In addition to the ongoing discussions described above, we have been contacted by several new potential customers expressing interest in the Sonocracking™ technology, including product pipeline companies, integrated major oil companies, independent oil companies, and small refiners.  The applications include sulfur reduction in natural gasoline, natural gas condensates, naphthas and diesel fuels. Work continues on samples provided by several of these potential customers which will form the basis for their evaluation of the Sonocracking™ technology in their respective systems.

While the Company is encouraged by the recent progress in North America, there can be no assurance that the Company will be successful in implementing any commercial agreements.

South America

Based on technical data presented by SulphCo at meetings with an Argentinean based oil company in 2009, the distribution agreement between SulphCo and J.W. Tecnologia Servicios Petroleros S.A.C. (“South American Distributor”) was expanded to include that certain company in Argentina.  We have also performed tests on crude oil and petroleum product streams provided by other South American companies through our South American Distributor and have achieved results consistent with testing performed on diesel fuels and oils originating from other areas of the world. Proposals for collaboration were sent to these potential customers in early 2009 and have lead to additional discussions on possible collaborative efforts to utilize the Sonocracking ™ technology on specific customer applications.  Additionally, SulphCo representatives, along with our South American Distributor met with two oil companies in Peru during March 2010 to discuss diesel fuel applications.  Samples of diesel from two different refineries in Peru owned by one of these oil companies have been sent to SulphCo for testing and evaluation.

Further, as a result of laboratory tests on samples provided by a large integrated oil company in Brazil, technology meetings were held in that country during the first quarter of 2009 and again during the first quarter of 2010. Based on positive feedback from these meetings, a proposal for collaboration on application specific technology and commercial scale demonstrations was sent to this potential customer.  In response to this proposal, discussions are being held with this company to identify the value proposition for site specific applications and determine the appropriate actions moving forward. Samples of diesel from the Brazilian oil company have been delivered to SulphCo’s Houston facility and testing on the samples is set to begin as soon as possible.  It is anticipated these discussions may ultimately lead to commercial demonstrations.

While the Company is encouraged by the recent progress in South America, there can be no assurance that the Company will be successful in implementing any commercial agreements.

RISK FACTORS

We are a development stage company with a limited operating history, which makes it more difficult to predict whether we will be able to successfully commercialize our technology and implement our business plan.

We are a development stage company with a limited operating history, and our principal technologies and products are not yet commercially proven.  Accordingly, there is a limited operating history upon which to base an assumption that we will be able to successfully implement our business plan.

Our technologies are not fully developed, are commercially untested, and therefore, the successful development and commercialization of our technologies remain subject to significant uncertainty.

Our activities, to date, have involved the research and development of our crude oil desulfurization and oxidative desulfurization technologies. We have not yet generated any material revenues since commencing these activities in January 1999.  Commercial application of our technologies will require further investment, development and testing.  We may be unable to complete the commercialization of our technologies on a timely basis, or at all.

Development and commercialization of a new technology, such as our SulphCo Process, is inherently subject to significant risks.  Accordingly, we cannot assure that our technology will perform in a commercial scale setting as indicated in initial laboratory or small scale testing or that we will be able to successfully commercialize our technology.  Introducing and enhancing a new technology involves numerous technical challenges, substantial financial and personnel resources, and often takes many years to complete.  We cannot be certain that we will be successful at commercializing our technology on a timely basis, or in accordance with milestones, if at all.  In addition, we cannot be certain that, once our technology is made operational in a commercial setting, it will perform as expected.  Our technology is complex and, despite further vigorous testing and quality control procedures, may contain undetected errors.  Any inability to timely deliver a commercially viable product or service could have a negative effect on our business, revenues, financial condition and results of operations.

We have a history of operating losses and have not generated material revenues to date, and we are unable to predict when or if we will generate material revenues on a sustained basis or achieve profitability.

We have not generated any material revenues, and we have experienced significant operating losses in each period since we commenced our current line of business in January 1999.  As of June 30, 2010, we had an accumulated deficit of approximately $161.7 million.  These losses are principally associated with the research and development of our Sonocracking™ units for desulfurization and upgrading of crude oil and other petroleum products, research and development of ultrasound technologies, development of pre-production prototypes and related marketing activity, and we expect to continue to incur expenses in the future for development, commercialization, sales and marketing activities related to the commercialization of our technology.  We cannot predict when or to what extent our technology or resulting products will begin to produce revenues on a sustained basis, or whether we will ever reach profitability. If we are unable to achieve significant levels of revenue on a sustained basis, our losses will continue.  If this occurs, we may be compelled to significantly curtail our business activities or suspend or cease our operations.

We may not have sufficient working capital in the future, and we may be unable to obtain additional capital, which could result in the curtailment, suspension or cessation of our business activity.  If we obtain additional financing, you may suffer significant dilution.

In the past we have financed our research and development activities primarily through debt and equity financings from third parties.  We expect our existing capital resources will be sufficient to fund our cash requirements into the first quarter of 2011 based upon projected levels of expenditures and anticipated needs.  However, we expect that additional working capital will be required in the future.

The extent and timing of our future capital requirements will depend upon several factors, including:

•	continued progress toward commercialization of our technologies;
•	rate of progress and timing of product commercialization activities and arrangements; and
•	our ability to establish and maintain collaborative arrangements with others for product development, commercialization, marketing, sales and manufacturing.

Accordingly, our capital requirements may vary materially from those currently planned, and we may require additional financing sooner than anticipated.

Sources of additional capital, other than from future revenues (for which we presently have no commitments) include proceeds from the exercise of warrants issued to the investors in the November 2007, May 2008, and January 2010 placements, funding through collaborative arrangements, licensing arrangements and debt and equity financings.  We do not know whether additional financing will be available on commercially acceptable terms when needed.  If we cannot raise funds on acceptable terms, we may not be able to successfully commercialize our technology, or respond to unanticipated requirements. If we are unable to secure such additional financing, we may have to curtail, suspend or cease all or a portion of our business activities.  Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentages, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

Commercial activities by us in foreign countries could subject us to political and economic risks which could impair future potential sources of revenue or impose significant costs.

We are currently engaged in activities outside the U.S., including the Middle East, Austria, Europe, North America, South America and South Korea, and we expect to continue to do so in the future, either directly, or through partners, licensees or other third parties, in connection with the commercialization of our technologies.   The transaction of business by us in a foreign country, either directly or through partners, licensees or other third parties, may subject us, either directly or indirectly, to a number of risks, depending upon the particular country.  These risks may include, with respect to a particular foreign country:

•	government activities that may result in the curtailment of contract rights;
•	government activities that may restrict payments or limit the movement of funds outside the country;
•	confiscation or nationalization of assets;
•	confiscatory or other adverse foreign taxation regulations;
•	acts of terrorism or other armed conflicts and civil unrest;
•	currency fluctuations, devaluations and conversion restrictions; and
•	trade restrictions or embargoes imposed by the U.S. or a foreign country.

Many of these risks may be particularly significant in some oil producing regions, such as the Middle East and South America.

Our strategy for the development and commercialization of our technologies contemplates collaborations with third parties, making us dependent on them for our success.

We do not possess all of the capabilities to fully commercialize our desulfurization and upgrading technologies on our own.  Our success may depend upon partnerships and strategic alliances with third parties.  Collaborative agreements involving the development or commercialization of technology such as ours generally pose such risks as:

•	collaborators may not pursue further development or commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;
•
collaborators may delay development activities, underfund development activities, stop or abandon development activities, repeat or conduct new testing or require changes to our technologies for testing;

•	collaborators could independently develop, or develop with third parties, products that could compete with our future products;
•	the terms of our agreements with collaborators may not be favorable to us;
•	a collaborator may not commit enough resources, thereby delaying commercialization or limiting potential revenues from the commercialization of a product; and

•
collaborations may be terminated by the collaborator for any number of reasons, including failure of the technologies or products to perform in line with the collaborator’s objectives or expectations, and such termination could subject us to increased capital requirements if we elected to pursue further activities.

We have very limited manufacturing, marketing and sales experience, which could result in delays to the implementation of our business plan.

We have very limited manufacturing, marketing and product sales experience.  We cannot ensure that contract manufacturing services will be available in sufficient capacity to supply our product needs on a timely basis.  If we decide to build or acquire commercial scale manufacturing capabilities, we will require additional management and technical personnel and additional capital.

We rely on third parties to provide certain components for our products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business will suffer.

We currently depend on relationships with third parties such as contract manufacturing companies and suppliers of components critical for the product we are developing in our business.  If these providers do not produce these products on a timely basis, if the products do not meet our specifications and quality control standards, or if the products are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products.  In addition, such failures could damage our reputation and could adversely affect our operating results.  As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

Our business is subject to the risk of supplier concentration.

We depend on a limited number of third party suppliers and vendors for the manufacturing and development of our Sonocracker™ units.  As a result of this concentration in our supply chain, our business and operations would be negatively affected if any of our key suppliers were to experience significant disruption affecting the price, quality, availability or timely delivery of their products.  The partial or complete loss of one of these suppliers, or a significant adverse change in our relationship with any of these suppliers, could have a material adverse effect on our business, results of operations and financial condition.

We are highly dependent on our key personnel to manage our business, and because of competition for qualified personnel, we may not be able to recruit or retain necessary personnel.   The loss of key personnel or the inability to retain new personnel could delay the implementation of our business plan.

Our success depends to a significant degree on the continued services of our senior management and other key employees, and our ability to attract and retain highly skilled and experienced scientific, technical, managerial, sales and marketing personnel.  We cannot assure you that we will be successful in recruiting new personnel or in retaining existing personnel.  None of our senior management or key personnel has long term employment agreements with us.  We do not maintain key person insurance on any members of our management team or other personnel.  The loss of one or more key employees or our inability to attract additional qualified employees could delay the implementation of our business plan, which in turn could have a material adverse effect on our business, results of operations and financial condition.  In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

Because the market for products utilizing our technologies is still developing and is highly competitive, we may not be able to compete successfully in the highly competitive and evolving desulfurization and upgrading market.

The market for products utilizing our technologies is still developing and there can be no assurance that our products will ever achieve market acceptance.  Because we presently have no customers for our business, we must convince petroleum producers, refiners and distributors to utilize our products or license our technology.  To the extent we do not achieve market penetration, it will be difficult for us to generate meaningful revenue or to achieve profitability.

The success of our business is highly dependent on our patents and other proprietary intellectual property, and we cannot assure you that we will be able to protect and enforce our patents and other intellectual property.

Our commercial success will depend to a large degree on our ability to protect and maintain our proprietary technology and know-how and to obtain and enforce patents on our technology.  We rely primarily on a combination of patent, copyright, trademark and trade secrets laws to protect our intellectual property.  Although we have filed multiple patent applications for our technology, and we have nine issued patents in the U.S., our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent.  Accordingly, we cannot assure you that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged.  Also, we cannot ensure you that the rights granted under any such patents will provide the competitive advantages we anticipate or be adequate to safeguard and maintain our proprietary rights.  In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.  Moreover, we cannot ensure you that third parties will not infringe, design around, or improve upon our proprietary technology.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by utilizing confidentiality agreements and, if applicable, inventor's rights agreements with our employees and third parties.  We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

We are a new entrant in our business and we face significant competition.

We are a new entrant in the market for development and sale of upgrading and sulfur reduction technology to the oil industry.  We face well-established and well-funded competition from a number of sources.  Our competitors in this area include manufacturers of conventional refinery desulfurization equipment and major integrated oil companies and oil refineries.  Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do.

Because of their experience and greater research and development capabilities, our competitors might succeed in developing and commercializing competing technologies or products which would render our technologies or products obsolete or non-competitive.

Regulatory developments could have adverse consequences for our business.

The regulatory environment that pertains to our business is complex, uncertain and changing rapidly.  Although we anticipate that existing and proposed governmental mandates regulating the sulfur content of petroleum products will continue to provide an impetus for customers to utilize our Sonocracking™ technology for desulfurization, it is possible that the application of existing environmental legislation or regulations or the introduction of new legislation or regulations could substantially impact our ability to launch and promote our proprietary technologies, which could in turn negatively impact our business.

Rules and regulations implementing federal, state and local laws relating to the environment will continue to affect our business, including laws and regulations which may apply to the use and operation of our Sonocracker™ units, and we cannot predict what additional environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously.  Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have a materially adverse effect on our business.

To date, environmental regulation has not had a material adverse effect on our business, which is presently in the development stage.  However, future activities may subject us to increased risk as we seek to commercialize our units by reason of the installation and operation of these units at customer sites.  We intend to address these risks by imposing contractual responsibility, whenever practicable, on third party users for maintaining necessary permits and complying with applicable environmental laws governing or related to the operation of our units.  However, these measures may not fully protect us against environmental risks.  Furthermore, although we may be entitled to contractual indemnification from third parties for environmental compliance liabilities, this would not preclude direct liability by us to governmental agencies or third parties under applicable federal and state environmental laws.  We are presently unable to predict the nature or amount of additional costs or liabilities which may arise in the future related to environmental regulation.  However, such future liabilities and costs could be material.

We may be sued for product liability, which could result in liabilities which exceed our available assets.

We may be held liable if any product we develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or use.  We currently have no product liability insurance.  When we attempt to obtain product liability insurance, this insurance may be prohibitively expensive, or may not fully cover our potential liabilities.  Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could inhibit the commercialization of products developed by us.  If we are sued for any injury caused by our products, our liability could exceed our available assets.

We are the defendant in several lawsuits, in which an adverse judgment against us could result in liabilities which exceed our available assets.

Details of the current status of outstanding litigation involving the Company are available in the Form 10-K for the fiscal year ended December 31, 2009 and the Forms 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010.  An adverse judgment in any of these cases could result in material harm to our business or result in liabilities that exceed our available assets.

Our stock price is volatile, which increases the risk of an investment in our common stock.

The trading price for our common stock has been volatile, ranging from a sales price of $0.18 in July 2010, to a sales price of over $19.00 per share in January 2006.  The price has changed dramatically over short periods with decreases of more than 50% and increases of more than 100% percent in a single day.  An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

Sales of our common stock, or market expectations of such sales, may have an adverse impact on the market price of our common stock.

This prospectus relates to the sale of up to $122,180,000 in shares of common stock or warrants by the Company. Large sales volumes by the Company or market expectations of such sales could adversely affect the market price of our common stock.

The potential exercise of outstanding options and warrants could adversely affect the market price of our common stock, dilute the holdings of existing stockholders and impede our ability to obtain additional equity financing.

As of September 29, 2010, we had outstanding options and warrants to purchase approximately 22.6 million shares of our common stock.  If the option and warrant holders exercise their options and warrants, we will be obligated to issue additional shares of common stock at the stated exercise price.  The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. Future sales of shares issuable on the exercise of outstanding warrants and options at fixed prices below prevailing market prices, or expectations of such sales, could adversely affect the prevailing market price of our common stock, particularly since such warrants or options may be exercised at a fixed price and resold. Further, the holders of the outstanding options or warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

We do not expect to pay dividends on our common stock in the foreseeable future.

Although our stockholders may receive dividends if, as and when declared by our board of directors, we do not presently intend to pay dividends on our common stock until we are able to generate revenues and profits on a sustained basis and available cash exceeds our working capital requirements. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

In certain cases, our board of directors has the ability to issue additional shares of our common stock without obtaining the approval of our stockholders, which issuances may result in further dilution to our stockholders.

Our corporate charter currently authorizes our board of directors to issue up to 150,000,000 shares of common stock, of which 101,708,741 shares were outstanding as of October 26, 2010. In certain cases, the power of the board of directors to issue shares of common stock or warrants to purchase shares of common stock is not subject to stockholder approval under Nevada state law, the state of our corporate organization. Any additional issuance of our common stock may have the effect of further diluting the equity interest of our stockholders.

Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, none of which are issued or outstanding, and to determine the price, and the rights, preferences, privileges and restrictions, without any further vote or action by our stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Rights, preferences and privileges applicable to future preferred stock issuances could include dividend, liquidation and voting rights which are greater than rights afforded our common stockholders. Because the holders of preferred stock may be entitled to vote on some matters as a class, issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company. The issuance of preferred stock, while providing desirable flexibility, could have the effect of making it more difficult for a third party to acquire control of our company.

We may be delisted from the NYSE Amex LLC resulting in a more limited market for our common stock.

On June 30, 2010, we were notified of our failure to comply with the NYSE Amex LLC’s (the “Exchange”) continued listing standards under section 1003(a) (iii) of the Exchange’s Company Guide because our stockholders' equity was less than $6,000,000 and we have had losses from continuing operations and net losses in our five most recent fiscal years.  The notice was based on a review by the Exchange of our publicly available information, including the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2010 at which time the Company’s stockholders’ equity was approximately $5.3 million.   As of June 30, 2010 our stockholders' equity was approximately $3.3 million resulting in our failure to comply with Section 1003(a)(ii) of the Company Guide because our stockholders’ equity was less than $4,000,000 and we had losses from continuing operations and net losses in three of our four most recent fiscal years. During the week ended July 30, 2010, we submitted to the Exchange a plan outlining our efforts to regain compliance with the Exchange's continued listing requirements.  The plan consisted of several elements, but primarily focused on the sales of our products and services and raising additional equity capital.  On September 20, 2010, the Company received notice from the Exchange indicating that the Exchange had accepted the Company’s plan of compliance.  In accepting the Company’s plan, the Exchange granted the Company an extension until December 30, 2011 for the continued listing of the Company’s common stock and for the Company to regain compliance with the Exchange’s continued listing standards, subject to quarterly progress review by the Exchange.  If (i) our plan is not accepted, (ii) we do not make progress toward regaining compliance consistent with our plan, or (iii) we are not in compliance at the end of the extension deadline, then our shares of common stock may be delisted from the Exchange.  If the Exchange delists our common stock, we anticipate that our common stock would be quoted on the OTC Bulletin Board or possibly the so-called "pink sheets." Even if our common stock is quoted on such systems, a delisting by the Exchange could harm our investors by reducing the liquidity and market price of our common stock. Additionally, a delisting could negatively affect us by reducing the number of investors willing to hold or acquire our common stock, which could negatively affect our ability to access public capital markets.  If the Company is not listed on a national exchange and/or if our public float remains below $75 million, it will be limited in its ability to file new shelf registration statements on Form S-3 and/or to fully use one or more registration statements on Form S-3 that have been filed with the Securities and Exchange Commission.  Any such limitations may have a material adverse effect on the Company’s ability to raise the capital needed to continue its operations.

Because our common stock may be subject to rules governing low priced securities, market liquidity for our common stock could be adversely impacted.

If our common stock trades below $5.00 per share and is not listed on the NYSE Amex LLC or a national or regional securities exchange, our common stock is subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the penny stock market. These rules also require that the broker determine, based upon information obtained from the investor, that transactions in penny stocks are suitable for the investor, and require the broker to obtain the written consent of the investor prior to effecting the penny stock transaction. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. So long as our common stock is characterized as a penny stock, the market liquidity for these shares could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell these securities and, in turn, the ability of stockholders to sell their shares in the secondary market.

We may have difficulty managing our growth.

We expect to experience significant growth if we are successful in our efforts to roll out our Sonocracking units on a worldwide basis.  This growth exposes us to increased competition, greater operating, marketing and support costs and other risks associated with entry into new markets and the development of new products, and could place a strain on our operational, human and financial resources.  To manage growth effectively, we must:

•	attract and retain qualified personnel;
•	upgrade and expand our infrastructure so that it matches our level of activity;
•	manage expansion into additional geographic areas; and
•	improve and refine our operating and financial systems and managerial controls and procedures.

If we do not effectively manage our growth, we will not be successful in executing our business plan, which could materially adversely affect our business, results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

•	implementing our business strategy;

•	development, commercialization and marketing of our products;

•	our intellectual property;

•	our estimates of future revenue and profitability;

•	our estimates or expectations of continued losses;

•	our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses;

•	difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

•	our estimates regarding our capital requirements and our needs for additional financing;

•	attracting and retaining customers and employees;

•	sources of revenue and anticipated revenue; and

•	competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities by SulphCo to which this prospectus relates will be used for general corporate purposes.  These purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

•	through agents,

•	to or through one or more underwriters on a firm commitment or best efforts basis,

•	through put or call option transactions relating to the securities,

•	through broker-dealers (acting as agent or principal),

•	directly to purchasers, through a specific bidding or auction process or otherwise, or

•	through a combination of any such methods of sale.

The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NYSE Amex LLC or any other organized market where the securities may be traded.  The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices.  The consideration may be cash or another form negotiated by the parties.  Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities.  That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.  Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.  If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933.

Agents may from time to time solicit offers to purchase the securities.  If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent.  Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.  Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments.  Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable.  The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.  To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others.  These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities.  To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities.  If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution.  Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common shares by that person.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common shares to engage in market-making activities with respect to our common shares.  These restrictions may affect the marketability of our common shares and the ability of any person or entity to engage in market-making activities with respect to our common shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered securities.  For a description of these activities, see the information under the heading ‘‘Underwriting’’ in the applicable prospectus supplement.

Any common shares that qualify for sale pursuant to Rule 144 of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents.  If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our common shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.  During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents.  The distribution agreement will provide that any common shares sold will be sold at prices related to the then prevailing market prices for our common shares.  Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement.  Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities.  The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities.  We will describe any such activities in the prospectus supplement relating to the transaction.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities.  The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash.  In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions.  If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

One or more firms, referred to as ‘‘remarketing firms,’’ may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.  Remarketing firms will act as principals for their own accounts or as agents for us.  These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.  The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.  Remarking firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Issuer Forward Sale.    We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares.  The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Share Borrow Facility.    We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus.  Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities.  Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 150,000,000 common shares, par value $0.001 per share, and 10,000,000 preferred shares, par value $0.001 per share.  As of September 29, 2010, we had outstanding (i) 101,708,741 common shares, (ii) warrants to purchase an additional 16,088,480 common shares, (iii) options to purchase an additional 6,489,885 common shares and (iv) no preferred shares.

Common Shares

Generally.  Generally, each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders.  Cumulative voting for the election of directors is not provided for in our Restated Articles of Incorporation or By-laws, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.  The common shares are not entitled to preemptive rights and are not subject to conversion or redemption.  Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities, subject to any resolution of the shareholders providing otherwise and to any liquidation preference on any other class of shares that rank ahead of the common shares.

Issuance of Shares.  Subject to our By-laws and Nevada law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Our Board of Directors and Corporate Action.  Our Restated Articles of Incorporation provide that our board of directors shall consist of not less than three (3) members, as the board of directors may determine.  Our board currently consists of six (6) directors.  Each director serves a one-year term.  Shareholders may only remove a director for cause at any time and only by the affirmative vote of sixty-six and two-thirds percent (66-2/3%).

Generally, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present are required to authorize a resolution put to vote at a meeting of the board of directors.  Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting.  The quorum necessary for the transaction of business at a meeting of the board of directors shall be a majority of the directors then in office.

Shareholder Action.  At the commencement of any general meeting, holders of our common stock present in person and representing, in person or by proxy, more than 50% of the total issued voting power of our shares shall constitute a quorum for the transaction of business.  In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with our By-laws.  Shareholders do not have the ability to take action by written request.

Amendment.  The By-laws may only be amended by a resolution adopted by the board of directors.

Transfer Agent and Registrar.  Integrity Stock Transfer serves as transfer agent and registrar for our common shares.

Incorporation of Certain Information by Reference

The SEC allows this prospectus to "incorporate by reference" certain other information that we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update this information.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.  We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered have been sold:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 25, 2010;

(2)	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 5, 2010 and for the quarter ended June 30, 2010, filed with the SEC on July 22, 2010;

(3)	Our Current Reports on Form 8-K filed January 29, 2010*, February 4, 2010*, June 11, 2010, June 23, 2010*, July 7, 2010* and September 24, 2010*;

(4)	The description of our common stock contained in our report on Form 8-A filed on October 3, 2005; and

(5)
In addition, we also incorporate by reference in to this prospectus additional information that we may subsequently file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering.  These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

* The Regulation FD disclosure is not incorporated by reference into this registration statement.

If you make a request for such information in writing or by telephone, we will provide to you, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part.  Requests should be addressed to us as follows:

SulphCo, Inc.
4333 W.  Sam Houston Pkwy N., Suite 190
Houston, TX  77043
Attn:  Mr. Stanley W. Farmer
Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
Telephone:  (713) 896-9100

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone else to provide you with different information.  We will not make an offer of the shares of our common stock in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

CERTAIN ERISA CONSIDERATIONS

We and our affiliates may each be considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), or a disqualified person under corresponding provisions of the Internal Revenue Code of 1986 (the Code), relating to an employee benefit plan.  Prohibited transactions within the meaning of ERISA and the Code may result if any securities offered by this prospectus are acquired by or with the assets of a pension or other employee benefit plan relating to which we or any of our affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a ‘‘qualified professional asset manager’’ or an ‘‘in-house asset manager’’ or under any other available exemption.  Additional special considerations may arise in connection with the acquisition of capital securities by or with the assets of a pension or other employee benefit plan.  The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be ‘‘plan assets’’ under ERISA.  Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for the three years ended December 31, 2009, incorporated by reference in this prospectus, have been so included in reliance on the report of Hein & Associates LLP, independent certified public accountants and a registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by McDonald Carano Wilson LLP, Reno, Nevada.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public over the internet from the SEC's website at http://www.sec.gov, or at our website at http://www.sulphco.com.

This prospectus provides you with a general description of the common stock being registered.  This prospectus is part of a registration statement that we have filed with the SEC.  This prospectus does not contain all the information contained in the registration statement.   Some items are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC.  Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete.  With respect to each such document filed with the SEC as an exhibit to the registration statement, please refer to the exhibit for a more complete description, and each such statement is qualified by such reference.  To see more detail, you should read the exhibits and schedules filed with our registration statement.